Exhibit 97.1

PROCESSA PHARMACEUTICALS, INC.

Restatement Clawback Policy

Purpose

The Board of Directors (the “Board”) of Processa Pharmaceuticals, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to maintain a culture that emphasizes executive integrity and accountability and reinforces the Company’s compensation philosophies by aligning its financial performance with policies designed to deliver stockholder value. Accordingly, the Board adopted this clawback policy (this “Policy”) to provide for the recoupment of certain incentive compensation in the event of an accounting restatement of the Company’s financial statements resulting from material noncompliance with financial reporting requirements. To align the Company’s policy with Nasdaq’s listing standards, which reflect the U.S. Securities and Exchange Commission’s (the “SEC”) rules implementing Section 954 of the Dodd-Frank Act, the Company adopted this policy to be effective as of November 15, 2023 (the “Effective Date”).

Definitions

For purposes of this Policy, the following terms shall have the meanings set forth below:

(a) “Applicable Period” means the three completed fiscal years preceding the earlier of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

(b) “Covered Person,” means any current or former president, chief executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s affiliates) who performs similar policy-making functions for the Company which shall also include any officer who has or had been designated as an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934.

(c) “Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including “non-GAAP” financial measures, such as those appearing in earnings releases), and any measure that is derived wholly or in part from such measure. Examples of Financial Reporting Measures include measures based on: revenues, net income, operating income, financial ratios, EBITDA, liquidity measures, return measures (such as return on assets), profitability of one or more segments, revenue per user, and cost per employee. Stock price and total shareholder return (“TSR”) also are Financial Reporting Measures.

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(d) “Impracticable” means, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Exchange Act Rule 10D-1 and any applicable exchange listing standard, the Board or any committee of the Board delegated powers under this Policy determines that recovery of the Incentive-Based Compensation is not practicable because: (i) it has determined that the direct expense that the Company would pay to a third party to assist in recovering the Incentive-Based Compensation would exceed the amount to be recovered; (ii) it has concluded that the recovery of the Incentive-Based Compensation would violate home country law adopted prior to November 28, 2022; or (iii) it has determined that the recovery of Incentive-Based Compensation would cause a tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of the U.S Internal Revenue Code and regulations thereunder.

(e) “Incentive-Based Compensation” includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure; however, it does not include: (i) base salaries; (ii) discretionary cash bonuses; (iii) awards (either cash or equity) that are based upon subjective, strategic or operational standards; and (iv) equity awards that vest solely on the passage of time.

(f) “Received,” for purposes of Incentive-Based Compensation, is deemed “Received” in any Company fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(g) “Recoverable Compensation” means all Incentive-Based Compensation (calculated on a pre-tax basis) Received on or after the Effective Date by a person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the Applicable Period, that exceeded the amount of Incentive-Based Compensation that otherwise would have been Received had the amount been determined based on the Financial Performing Measures, as reflected in the Restatement. With respect to Incentive-Based Compensation based on stock price or TSR, when the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received.

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(h) “Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (often referred to as a “little r” restatement). A Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to: (i) retrospective application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

Administration

The Board shall have full authority to administer, amend or terminate this Policy. The Board shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Board shall be final, binding and conclusive. The Board may delegate any of its powers under this Policy to any committee of the Board or any subcommittee or delegate thereof.

Recoupment of Incentive – Based Compensation

If the Company is required to prepare a Restatement, the Board shall, unless the Board or a Board committee determines it to be Impracticable, take reasonably prompt action to recoup all Recoverable Compensation from any Covered Person. Subject to applicable law, the Board may seek to recoup Recoverable Compensation by requiring a Covered Person to repay such amount to the Company; by adding “holdback” or deferral policies to incentive compensation; by adding post-vesting “holding” or “no transfer” policies to equity awards; by set-off of a Covered Person’s other compensation; by reducing future compensation; or by such other means or combination of means as the Board, in its sole discretion, determines to be appropriate. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or off-set against any Covered Person that may be available under applicable law or otherwise (whether implemented prior to or after adoption of this Policy). The Board may, in its sole discretion and in the exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding any Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

This policy is in addition to, and shall in no event limit, the Company’s ability to seek recovery pursuant to the terms of any other plan, policy, or agreement of the Company or its affiliates or of applicable law.

No Indemnification

In no event will the Company indemnify any Covered Person for any compensation that the Covered Person is required to reimburse or forfeit pursuant to this policy.

Disclosures

The Company shall make all disclosures and filings with respect to this Policy and maintain all documents and records that are required by the applicable rules and forms of the SEC (including, without limitation, Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any applicable exchange listing standard.

Amendment; Termination

This Policy may be amended or terminated at any time by the Board and shall be amended as and when necessary to reflect applicable changes in law and stock exchange listing standards.

Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

Effective Date

This Policy is effective as of November 15, 2023.

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